Exhibit 99

FOR IMMEDIATE RELEASE

For:	Fremont Michigan InsuraCorp, Inc.

933 E. Main

Fremont, Michigan 49412

Contact: Kevin Kaastra, Vice President of Finance, 231-924-0300

Fremont Michigan InsuraCorp, Inc. Reports Earnings for First Quarter 2009

•	Net income of $.16 per diluted share in first quarter

•	Combined ratio of 104% for first quarter

•	Book value per share of $22.58 at March 31, 2009

•	Cash dividend paid of $.03 per share

Fremont, Michigan, May 4, 2009 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) today reported our financial results for the first quarter of 2009.

Our net income was $278,000 or $.16 per diluted share in the first quarter of 2009 compared to $1.1 million, or $.61 per diluted share, for the same period a year ago. Operating income was $133,000, or $.08 per share, compared to $1.4 million, or $.83 per share, for the same period a year ago.

The decline in earnings for the first quarter of 2009 is due primarily to increased fire losses concentrated in our homeowner’s line and farm segment.

Consolidated Highlights

(Unaudited)

	Three Months Ended March 31,
	2009	2008	%
Consolidated revenues	$13,662,893	$12,029,884	13.6%
Net income	$278,108	$1,104,454	-74.8%
Weighted average shares outstanding	1,744,533	1,779,985	-2.0%
Basic earnings per share	$0.16	$0.62	-74.2%
Diluted earnings per share	$0.16	$0.61	-73.8%
Operating income (1)	$133,365	$1,471,749	-90.9%
Operating income per share (1)	$0.08	$0.83	-90.4%
Cash dividends declared per share	$0.03	$—	N/M
Book value per share	$22.58	$22.31	1.2%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

“The property and casualty business exists for the purpose of managing risk and protecting against the unexpected,” stated Richard E. Dunning, President and CEO. “A major risk has always been weather and related exposure from prolonged cold periods, and weather activity adversely impacted our first quarter results. Our business model is strong and focused and is supported by a superior agent network”, he added.

Consolidated Statement of Income

	Three Months Ended March 31,
	2009	2008
Direct premiums written	$14,415,684	$12,063,702

Net premiums written	$11,742,814	$9,576,866

Net premiums earned	$12,820,881	$11,216,905
Loss and LAE	9,221,193	6,336,499
Policy acquisition and other underwriting expenses	4,111,674	4,063,034

Underwriting gain (loss)	(511,986)	817,372
Other revenue items
Net investment income	501,185	516,236
Net realized gains on investments	196,661	158,602
Other income	144,166	138,141

Total other revenue items	842,012	812,979

Income before federal income taxes	330,026	1,630,351
Federal income tax expense	51,918	525,897

Net income	$278,108	$1,104,454

Earnings per share
Basic	$.16	$.62
Diluted	$.16	$.61

Loss and LAE ratio (1)	71.9%	56.5%
Policy acquisition and other underwriting expense ratio (1)	32.1%	36.2%
Combined ratio (1)	104.0%	92.7%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Direct premiums written increased 19.5% during the quarter led by our commercial segment, up 30.3%, while the personal and farm segments grew by 18.3% and 14.8%, respectively. Commercial growth came from commercial auto, business owners (BOP), commercial package (CPP) and workers compensation. We have benefited from the solid relationships we have with our agency force and have been able to be very selective in the type of commercial risks we write. The majority of our new commercial business has come from our preferred agents who have a track record of submitting profitable commercial business. We continue to execute on our strategy of expanding our commercial business which reduces our susceptibility to weather related property losses.

Growth in the personal segment came from homeowners and personal auto which were up 13.9% and 21.7%, respectively. Since December 31, 2008, the in-force policy count for homeowners and personal auto is up 1.6% and 4.8%, respectively. Personal lines growth continues to be driven by our efforts of working with agencies on obtaining target market business, providing competitive products and the ease of doing business afforded to agents who utilize our web based platform – Fremont Complete. The continued growth in personal auto is also attributable to our focus on obtaining the companion auto policy when we already provide the homeowners coverage. Over time, this multi-policy focus results in increased policy retention and improved profitability.

Our underwriters continue to maintain their discipline and selectivity when it comes to underwriting a risk. Furthermore, while the regulatory environment in Michigan remains a challenge when it comes to implementing personal lines rate increases, we are confident that our pricing structure and recent rate increases will provide a consistent level of profitability over time.

Our loss and LAE ratio for personal auto improved to 65.6% in the first quarter of 2009 compared to 69.1% in the first quarter of 2008. While we are pleased with the improved ratio in personal auto our overall loss and LAE ratio was negatively impacted during the first quarter of 2009 by increased fire losses in the homeowner’s line and the farm segment coupled with higher losses from the colder weather experienced during the first two months of 2009.

The Company’s expense ratio dropped to 32.1% in the first quarter of 2009 compared to 36.2% in the first quarter of 2008. The declining expense ratio is driven by growth in net premiums earned, particularly personal auto which provides a lower commission, lower assessments from state mandated pools and associations in 2009 and a lower depreciation expense.

Kevin G. Kaastra, Vice President of Finance, stated, “Fire and weather related losses impacted our results during the first quarter which elevated our combined ratio and reduced our operating income. However, despite these challenges, book value per share held at $22.58 as of March 31, 2009 compared to $22.59 as of December 31, 2008 as a result of net investment income and realized gains on the investment portfolio.”

Investments

Gross investment income was down 2.9% in the first quarter of 2009 compared to 2008 due to a decline in income from cash and cash equivalents. Overall, the interest rate environment in the first quarter of 2009 was lower than in the first quarter of 2008. The fixed portfolio’s tax equivalent book yield and effective duration were 4.1% and 3.89 years, respectively, as of March 31, 2009 compared to 5.29% and 5.33 years, respectively, as of March 31, 2008. The decrease in duration has produced a portfolio more defensive to a potential rise in interest rates. Over the last four quarters, the portfolio has been positioned to reduce both credit risk and interest rate risk going forward.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income is income before federal income tax expense excluding net realized investment gains. Because our calculation may differ from similar measurements used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operation, which is important in understanding and evaluating the company’s financial condition and results of operations.

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “loss and LAE ratio”) and the expense ratio. When prepared in accordance with GAAP, the loss and LAE ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing policy acquisition and other underwriting expenses by net premiums earned.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
Assets
Investments:
Fixed maturities available for sale, at fair value	$49,049,685	$53,958,783
Equity securities available for sale, at fair value	4,154,359	4,560,368
Mortgage loans on real estate from related parties	244,240	247,000

Total investments	53,448,284	58,766,151
Cash and cash equivalents	10,706,028	6,576,564
Premiums due from policyholders, net	9,080,923	8,888,334
Amounts due from reinsurers	8,028,405	6,844,407
Prepaid reinsurance premiums	504,027	465,006
Accrued investment income	523,684	594,776
Deferred policy acquisition costs	3,499,282	3,596,147
Deferred federal income taxes	4,859,618	4,741,726
Property and equipment, net of accumulated depreciation	2,487,461	2,455,766
Other assets	6,969	30,670

	$93,144,681	$92,959,547

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$22,229,849	$21,369,524
Unearned premiums	24,395,856	25,455,624
Reinsurance funds withheld and premiums ceded payable	11,142	161,845
Accrued expenses and other liabilities	6,899,554	6,657,625

Total liabilities	53,536,401	53,644,618

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,754,485 and 1,740,154 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	8,864,129	8,653,443
Retained earnings	32,731,007	32,507,143
Accumulated other comprehensive income (loss)	(1,986,856)	(1,845,657)

Total stockholders’ equity	39,608,280	39,314,929

Total liabilities and stockholders’ equity	$93,144,681	$92,959,547